EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COMBIMATRIX CORPORATION
December 21, 2006

CombiMatrix Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST:  The original Certificate of Incorporation of CombiMatrix Corporation was filed under the name Combi Acquisition Corp. with the Secretary of State of the State of Delaware on March 15, 2002.

SECOND:          Combi Acquisition Corp. merged with and into CombiMatrix Corporation and simultaneously changed its name to CombiMatrix Corporation via the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on December 13, 2002.

THIRD:             The Amended and Restated Certificate of Incorporation of CombiMatrix Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and sole stockholder of CombiMatrix Corporation.

FOURTH:          The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, CombiMatrix Corporation has caused this Certificate to be signed by its Chief Financial Officer as of the date first written above.

COMBIMATRIX CORPORATION
By:	/s/ Scott Burell
Name: Title:	Scott Burell Chief Financial Officer

Exhibit A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COMBIMATRIX CORPORATION

ARTICLE I
NAME

The name of the corporation is CombiMatrix Corporation (the "Corporation").

ARTICLE II
ADDRESS OF REGISTERED OFFICE;
NAME OF REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 15 E. North Street, in the City of Dover, County of Kent, Delaware. The name of its registered agent at that address is Registered Agent Solutions, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

ARTICLE IV
CAPITAL STOCK

Section 1.  Authorization. The total number of shares of all classes of stock that the Corporation is authorized to issue is Two Hundred and Ten Million (210,000,000) shares, consisting of One Hundred and Eighty Million (180,000,000) shares of Common Stock with a par value of $.001 per share, and Thirty Million (30,000,000) shares of Preferred Stock with a par value of $.001 per share. Upon the effectiveness of this Amended and Restated Certificate of Incorporation, each outstanding share of Common Stock of the Corporation shall be split and divided into four (4) shares of Common Stock. No fractional shares shall be recorded in the stock ledger of the Corporation as a result of the stock split provided for above. Any fractional share (a “Fractional Interest”) that would otherwise be issuable to a holder of Common Stock (a “Fractional Share Holder”) shall be treated as described in the following sentence: The Fractional Interest shall be cancelled and the Fractional Share Holder shall be entitled to receive an amount in cash equal to the product of the Fractional Interest to which such Fractional Share Holder would otherwise have been entitled, multiplied by the fair market value of one share of Common Stock immediately following the effectiveness of the stock split provided for above, as determined by the Board of Directors. Whether or not a Fractional Interest is to be recorded as a result of the stock split provided for above shall be determined on the basis of the total number of shares of Common Stock held by the record holder at the time the stock split occurs.

Section 2.  Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each with such distinctive designation as may be stated in the Certificate of Incorporation or in any amendment hereto, or in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of the Certificate of Incorporation, for each such series the number of shares constituting such series and the designation and the voting powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by the Board of Directors or a duly authorized committee thereof under the DGCL. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

Section 3.  Common Stock.

(a)  Voting Rights. Except as may otherwise be provided in the certificate of incorporation of the corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock pursuant to the provisions of Article IV, Section 2 hereof) or by applicable law, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

(b)  Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV, Section 2 hereof, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(c)  Liquidation; Dissolution. Upon the dissolution, liquidation or winding-up of the corporation, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV, Section 2 hereof, the holders of the Common Stock shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V
BOARD OF DIRECTORS

Section 1.  Number of Directors and Election. Subject to any rights of holders of the Corporation’s preferred stock, the number of directors will be fixed from time to time by action of not less than a majority of the directors then in office, but in no event shall the number of directors be less than five (5) nor more than nine (9).

Section 2.  Powers of the Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation.

Section 3.  Removal. Directors may be removed, with or without cause, only upon the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, subject to any rights of holders of the Corporation’s preferred stock; provided, however, that where such action is approved by a majority of the directors the affirmative vote of only a majority of the holders of all outstanding shares of the Corporation’s common stock will be required for approval of such action.

ARTICLE VI
STOCKHOLDER ACTIONS

Section 1.  Meetings and Records. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporations may be kept (subject to the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Section 2.  Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors or by the Chairman of the Board of Directors, or the President, and may not be called by any other person or persons.

Section 3.  Written Consents. No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of the stockholders may be effected by written consent of the stockholders in lieu of a meeting of stockholders.

Section 4.  Vacancies. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IVSection 2 hereof, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VII
LIMITATION ON LIABILITY OF DIRECTORS

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including without limitation for serving on a committee of the Board of Directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

ARTICLE VIII
INDEMNIFICATION

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his or her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. No amendment, repeal or modification of this Article VIII by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article VIII at the time of such amendment, repeal or modification.

ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by or pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

ARTICLE X
CREDITORS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.